EXHIBIT 10.2

WESTAFF, INC.

2006 NON-EMPLOYEE DIRECTOR OPTION PROGRAM

ARTICLE I
ESTABLISHMENT AND PURPOSE OF THE PROGRAM

1.01        Establishment of Program

The Westaff, Inc. 2006 Non-Employee Director Option Program (the “Program”) is adopted pursuant to the Westaff, Inc. 2006 Stock Incentive Plan (the “Plan”) and, in addition to the terms and conditions set forth below, is subject to the provisions of the Plan.

1.02        Purpose of Program

The purpose of the Program is to enhance the ability of the Company to attract and retain directors who are not Employees (“Non-Employee Directors”) through a program of automatic Option grants.

1.03        Effective Date of the Program

The Program is effective as of the date the Plan is approved by the stockholders of the Company.

ARTICLE II
DEFINITIONS

Capitalized terms in this Program, unless otherwise defined herein, have the meaning given to them in the Plan.

ARTICLE III
OPTION TERMS

3.01        Date of Grant and Number of Shares

A Non-Qualified Stock Option to purchase 3,000 shares of Common Stock shall be granted (the “Initial Grant”) to each Non-Employee Director, such Initial Grant to be made to Non-Employee Directors (elected or appointed to the Board after the effective date of this Program) on the first business day after each such Non-Employee Director first becomes a Non-Employee Director; provided that no Initial Grant shall be made to any Non-Employee Director who has at any time been in the prior employ of the Company or any Related Entity. In addition, on the first business day after each annual meeting of the Company’s stockholders commencing with the annual meeting of the Company’s stockholders in 2006, each Non-Employee Director who continues as a Non-Employee Director following such annual meeting shall be granted a Non-Qualified Stock Option to purchase 3,000 shares of Common Stock (a “Subsequent Grant”); provided that no Subsequent Grant shall be made to any Non-Employee Director who has not served as a director of the Company, as of the time of such annual meeting, for at least six (6) months.

3.02        Vesting

Each Initial Grant and Subsequent Grant under the Program shall vest and become fully exercisable on the first anniversary of the grant date.

In the event the Non-Employee Director’s Continuous Service is terminated as the result of the Non-Employee Director’s death of Disability, 100% of the Shares subject to the Option shall vest immediately prior to the termination of the Non-Employee Director’s Continuous Service.

3.03        Exercise Price

The exercise price per share of Common Stock of each Initial Grant and Subsequent Grant shall be one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

3.04        Corporate Transaction/Change in Control

(a)           In the event of a Corporate Transaction, each Option which is at the time outstanding under the Program automatically shall become fully vested and exercisable immediately prior to the effective date of such Corporate Transaction. Effective upon the consummation of the Corporate Transaction, all outstanding Options under the Program shall terminate. However, all such Options shall not terminate to the extent they are Assumed in connection with the Corporate Transaction.

(b)           In the event of a Change in Control (other than a Change in Control which also is a Corporate Transaction), each Option which is at the time outstanding under the Program automatically shall become fully vested and exercisable, immediately prior to the specified effective date of such Change in Control.

3.05        Other Terms

The Administrator shall determine the remaining terms and conditions of the Options awarded under the Program.

3.06        Amendment, Suspension or Termination of the Program

The Board may at any time amend, suspend or terminate the Program without the approval of the Company’s stockholders.